Exhibit 10.19

Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

December 2, 2024

Sarah Griffis

Re: Offer of Employment

Dear Sarah:

This letter is to memorialize the offer of employment (the “Offer”) made to you by Ghost Management Group, LLC (the “Company”) and to set forth the specific terms and conditions of your employment with the Company.

1)Position. The Company offers you the full-time, exempt position of Chief Technology Officer. In this position, you will report to Douglas Francis, unless notified otherwise. You will work at the Company’s Austin, Texas office.

2)At-Will Employment. Subject to the terms and conditions of this Offer, the Company agrees to employ you and you agree to be employed by the Company commencing no later than January 6, 2025. If you have not commenced employment with the Company by this date, this Offer shall be null and void and of no further effect. You shall be employed on an at-will basis, meaning that either the Company or you may, at any time, with or without cause and with or without advance notice, terminate the employment relationship. You and the Company agree that it is the express intent of each of us that your employment shall be at will. Nothing in this Offer or the relationship between you and the Company now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or any right to continued employment, or any limit on the discretion of the Company to modify terms and conditions of employment. No employee or representative of the Company has the authority to modify this at- will policy except for the Chief Executive Officer of the Company (“CEO”), and any such modification to this at-will employment policy must be in a written agreement signed by both you and the CEO. This constitutes an integrated agreement with respect to the at-will nature of the employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment policy.

3)Duties. In your role, you shall be responsible for all duties commensurate with those generally expected of your title as well as any set forth in your job description. You shall also have such other responsibilities as may be assigned to you from time to time by your manager or other senior officer of the Company. While you remain employed in such role, you agree to devote your full business efforts and time to the Company and will use good faith efforts to discharge your obligations under this letter to the best of your ability. You represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by your entering into, or performing services under, this letter.

Exhibit 10.19

4)Compensation and Benefits.

a.Salary. You will receive a base salary at the rate of Four Hundred Thousand Dollars ($400,000), annualized, payable in accordance with the Company’s normal payroll practices. In addition, you may be eligible to earn an annual bonus for each calendar year of employment with a bonus target of fifty percent (50%) of your annual base salary (which shall consist of base wages or salary and overtime pay and any utilized vacation and sick time, excluding any accrued but not used vacation time or sick time, relocation allowances, bonuses, awards, equity grants or any other form of compensation), paid pursuant to the Company’s Annual Incentive Plan, with the attainment of such bonus being based upon the achievement of quantifiable goals that will be established by senior management. The bonus (i) may be modified or terminated by the Company in its sole discretion at any time, and (ii) shall be deemed earned as provided in the Company’s Annual Incentive Plan. In the event of a conflict between this offer of employment and the Annual Incentive Plan, the Annual Incentive Plan shall control. Any bonus payable hereunder shall be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-(b)(4).
b.Signing Bonus. We will also provide you with a signing bonus of Twenty-Five Thousand Dollars ($25,000) (the “Signing Bonus”). The Signing Bonus will be paid in one lump sum in a separate check within thirty (30) days after your start date with the Company. The Signing Bonus is taxable, and all regular and required payroll taxes/withholdings will be withheld. In the event that you are terminated by the Company for Cause (as defined below) within twelve (12) months of your employment start date, you will be responsible for reimbursing the Company for the entire Signing Bonus. Alternatively, if you resign from the Company within twelve (12) months of your employment start date, you will be responsible for reimbursing the Company a prorated portion of the Signing Bonus based on the ratio of (x) twelve (12) minus the number of full months of your employment with the Company to (y) twelve (12) months.

c.Equity. Following commencement of your employment with the Company, the Company will recommend to the Compensation Committee of the Board of Directors (the “Compensation Committee”) of WM Technology, Inc. (“WM Technology”) that you be granted an award of restricted stock units (“RSUs”) under WM Technology’s 2021 Equity Incentive Plan (the “EIP”) with a grant of one million eight hundred thousand (1,800,000) units. Please note that your RSU award is subject to approval by the Compensation Committee and, if approved by the Compensation Committee, will be governed by the terms and conditions of the EIP and your RSU award agreement.

d.Withholdings and Deductions. All payments made under this Offer by the Company shall be subject to all required federal, state, and local withholdings and such other deductions as you may properly instruct the Company to take.

e.Benefits. You will be entitled to employee benefits on the same basis as those benefits are made available to other similarly situated Company employees. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company or its designated administrator reserves the right to modify or terminate each benefit plan or program with or without prior notice to employees. Details

Exhibit 10.19

about current benefit plans and programs are available in the office of the Company’s benefits administrator.

f.Vacation. You will receive paid vacation according to the Company’s Vacation policy set forth in the Company’s Employee Handbook as may be amended from time to time (the “Employee Handbook”). You will be eligible to accrue paid vacation at the rate set forth in the Employee Handbook. Payment of any accrued but unused vacation will be made upon termination of employment.

g.Paid Sick Leave. You will be eligible for paid sick leave according to the Company’s Sick Leave policy set forth in the Employee Handbook.

h.Exclusive Compensation. You agree that your compensation under this Compensation and Benefits section constitutes the complete, full and exclusive consideration and compensation for all services rendered by you under this Offer.

i.Definition of Cause. Any of the following actions by you constitute Cause for termination of employment by the Company: (i) an act of fraud, embezzlement, dishonesty, material misappropriation or theft against the Company or any of its affiliates, or a customer or co-worker; (ii) willful misconduct that has, or could reasonably be expected to have, an adverse effect upon the business, interests, or reputation of the Company or any of its affiliates; (iii) conviction of, or plea of nolo contendere with respect to, a felony or other crime involving moral turpitude; (iv) breach of any of the terms of this Offer, the Confidential Information, Non-Solicitation and Inventions Assignment Agreement, the Mutual Agreement to Arbitrate All Disputes, or any written policy of the Company or any of its affiliates, including any policy in the Employee Handbook, applicable to you; or (v) willful failure to perform, or gross negligence in the performance of, your duties and responsibilities to the Company and its affiliates.

j.Clawback Provisions. Notwithstanding any other provisions in this letter to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this letter or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).
5)Conditions of Employment.

a.Policies and Procedures. You agree to adhere to Company policies and procedures, including all policies contained in the Employee Handbook, which you will receive when you begin employment. From time to time, Company policies and procedures may be amended by the Company and will be called to your attention.

b.Background Check and Eligibility. This Offer is contingent upon a satisfactory background and reference check, which may be conducted in whole or in part by a consumer reporting agency; including, but not limited to, education and employment verification, and proof of your

Exhibit 10.19

eligibility to work in the United States. You agree to timely complete and return to the Company all documentation provided to you for the purpose of completing such background check.

c.Right to Work. This Offer is conditional upon your having the unrestricted right to work in the United States. On or before your first day of employment, you will be required to complete Section 1 of the federal Form I-9. By the fourth day of employment, you must provide documentation that proves both your identity and right to work in the United States, or the Company must terminate your employment. For further information, please visit https://www.uscis.gov/i-9.

d.Confidential Information, Non-Solicitation and Inventions Assignment Agreement. Enclosed is the Company’s Confidential Information, Non-Solicitation and Inventions Assignment Agreement, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to the Company a signed copy of that agreement.

e.Arbitration Agreement. Enclosed is the Company’s Mutual Agreement to Arbitrate All Disputes, which you are required to sign as a condition of your employment. Upon your acceptance of this Offer, please return to the Company a signed copy of that agreement.

f.Modification. The Company reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at-will employment policy.

g.No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

h.Prior Agreements. This letter supersedes any prior agreements regarding your employment with the Company.

i.Governing Law; Severability. The validity, interpretation, construction and performance of this letter will be governed by the laws of the state in which you are employed, without regard for the state’s conflict of laws provisions. The invalidity or unenforceability of any provision or provisions of this letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

j.Successors. This letter will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death and (ii) any successor of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes.

[The Remainder of this Page is Intentionally Left Blank]

Exhibit 10.19

If you accept the terms of the foregoing offer of employment, please so indicate by signing and dating below and returning it to the Company’s attention no later than December 6, 2024.
Sincerely,

GHOST MANAGEMENT GROUP, LLC

/s/ Douglas Francis
By:             Douglas Francis
Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Sarah Griffis
Print Name: sarah griffis
Date: 12/02/2024

Exhibit 10.19

MUTUAL AGREEMENT TO ARBITRATE ALL DISPUTES
Ghost Management Group, LLC (the “Company”) and I (collectively, the “Parties”) recognize that there may be disagreements and disputes between us arising out of or relating to my relationship with the Company, and that an expedient and private method of resolving all of our disputes with one another is to our mutual advantage. As a result, we agree to enter into this Mutual Agreement to Arbitrate All Disputes (the “Agreement”). PURSUANT TO THIS AGREEMENT, THE COMPANY AND I AGREE TO WAIVE OUR RESPECTIVE RIGHTS TO RESOLUTION OF DISPUTES IN A COURT OF LAW BY A JUDGE OR JURY, AND AGREE TO RESOLVE ANY CLAIM OR DISPUTE AGAINST EACH OTHER ON AN INDIVIDUAL BASIS IN ARBITRATION, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.
This Agreement will prohibit me and the Company from bringing any class, collective, or consolidated proceeding against each other, and will also prohibit me and the Company from participating in or recovering relief under any current or future such actions brought by someone else. Arbitration is more informal than a lawsuit in court: there is no judge or jury in arbitration; discovery in arbitration may be more limited than discovery in litigation; and court review of an arbitration award is limited.
This Agreement is effective as of the date that I sign below (the “Effective Date”). The mutual promises between the Company and me to arbitrate our disputes, rather than to litigate them in a court of law or before a jury, provide full and adequate consideration for this Agreement, which is binding and is a condition of my employment and continued employment with the Company.
1.Covered Claims and Class Action Waiver
Except as expressly provided in Section 7 below, the Company and I agree that any and all disputes arising out of or in any way relating to my relationship with the Company—which might occur before, during, or following employment—shall be resolved and settled exclusively by final and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). This Agreement includes any claims that the Company may have against me, or I may have against the Company and/or any of its officers, directors, members, managers, employees, owners, agents, representatives, benefit plans, sponsors, fiduciaries, parents, subsidiaries, or affiliated entities. This Agreement may be enforced by you, the Company, or third-party beneficiaries to this Agreement. The claims covered by this Agreement include, but are not limited to, claims for: wrongful termination; discrimination or harassment because of race, gender, color, pregnancy, religion, national origin, ancestry, age, disability, medical condition, marital status, sexual orientation, gender identity or any other characteristic protected by applicable law; retaliation; breach of any contract or covenant, express or implied; negligence or other tort claims including defamation, libel, slander, fraud, misrepresentation, invasion of privacy, and infliction of emotional distress; claims for misclassification, wages, overtime, bonuses, commissions, benefits, or other compensation; penalties; benefits; reimbursement of expenses; intellectual property disputes; any claim for trade secret violations or unlawful competition; and all other statutory, regulatory, contractual, or tort claims or claims of violation of any international, federal/national, state/provincial, or local statute, ordinance, governmental enactment, common law duty, provision, or doctrine, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of

Exhibit 10.19

1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Civil Code, and/or the California Wage Orders. This Agreement does not cover claims for sexual assault or sexual harassment.
The Company and I agree that we are waiving the right to a trial by jury or to participate as a plaintiff or class member in any purported class, collective, or consolidated action (and, to the extent permitted by law, representative proceeding).
Unless both the Company and I otherwise agree in writing, any arbitration will be conducted only on an individual basis and not in a class, collective, or consolidated proceeding (and, to the extent permitted by law, not in a representative proceeding). Any claims that are found not subject to arbitration under this Agreement shall be resolved in court, and will be severed and stayed pending the outcome of an arbitration on any arbitrable claims.
2.Governing Law and Rules
The Parties agree and acknowledge that the FAA will govern the interpretation and enforcement of this Agreement. The Parties also agree and acknowledge that this is not a contract of employment involving any class of transportation workers within the exemptions under Section 1 of the FAA. It is the intent of the Parties that the FAA and the Employment Arbitration Rules & Procedures of the Judicial Arbitration and Mediation Services (“JAMS”) shall preempt all state laws to the fullest extent permitted by law. If the FAA and JAMS’ rules are found to not apply to any issue that arises under this Agreement or the enforcement thereof, then that issue shall be resolved under the applicable laws of the state in which I am employed.

Arbitration of all claims will be conducted in accordance with JAMS’ rules or its surviving successor, a copy of which is available to review from People Operations and is available online at www.jamsadr.com.

The Parties agree that the arbitrator and not any federal, state, or local court or agency, shall have exclusive authority to resolve any disputes relating to the interpretation, applicability, validity, enforceability, or formation of this Agreement, including without limitation all threshold arbitrability issues. However, disputes about the interpretation, applicability, validity, or enforceability of the class action waiver may be resolved only by a court and not by an arbitrator.

3.Arbitration Procedures
A single, neutral arbitrator who is selected in accordance with JAMS’ rules and who is experienced in employment law will hear and resolve the dispute. All Parties may be represented by licensed attorneys. The arbitration shall be held in Orange County, California. The arbitrator shall have the same authority to decide dispositive motions as would a court, though they may

Exhibit 10.19

establish appropriate and less formal procedures for such motions consistent with the expedited nature of arbitration proceedings. The arbitrator will have the authority to award all damages or other relief provided by applicable law. The decision or award of the arbitrator shall be in writing, shall state the basis for the decision with sufficient specificity to allow meaningful judicial review as may be permitted by law, and shall be final and binding.
The Company shall pay all costs unique to arbitration (as compared to the costs of adjudicating the same claims before a court or agency), including the fees charged by JAMS, as described in the applicable JAMS fee schedule. However, if I initiate the claim, I shall contribute an amount equal to the filing fee to initiate the claim in the court of general jurisdiction where the claim is filed. Rule 68 of the Federal Rule of Civil Procedure (“Offer of Judgment”) shall apply to the arbitration proceedings, and related costs, as if they were a trial or other scheduled proceeding for assessing the extent of liability.
It is expressly understood that the Company and I are responsible for our own attorneys’, expert, witness and similar fees in any case, unless the arbitrator awards costs and attorney fees to the prevailing party to the extent permitted by law. Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction.
4.Exceptions to Arbitration
Notwithstanding any other provision in this Agreement, this Agreement shall not require arbitration of the following types of claims: (a) small claims actions brought on an individual basis that are within the scope of such small claims court’s jurisdiction, (b) claims for workers’ compensation, state disability insurance and/or unemployment insurance benefits, (c) injunctive or other equitable relief to prevent the actual or threatened infringement, misappropriation or violation of a party’s confidentiality rights or copyrights, trademarks, trade secrets, patents or other intellectual property rights, and (d) claims that may not be subject to arbitration as a matter of generally applicable law not preempted by the FAA.
Nothing in this Agreement prevents any party from making a report to or filing a claim or charge with the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities Exchange Commission, National Labor Relations Board, or Office of Federal Contract Compliance Programs, or similar local, state or federal agency, and nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. Nothing in this Agreement prevents me or the Company from participation in an investigation by a government agency of any report, claim or charge otherwise covered by this Agreement.
5.Severability
If any portion of this Agreement is found to be unenforceable or unlawful for any reason,
(1) the unenforceable or unlawful provision shall be severed from this Agreement; (2) the remainder of this Agreement or the Parties’ ability to compel arbitration of any arbitrable claims on an individual basis can be enforced; (3) but in no event should severance result in class arbitration, to which the Parties expressly do not agree. To the extent that any claims must proceed on a class,

Exhibit 10.19

collective, consolidated, or representative basis, such claims must be litigated in a civil court of competent jurisdiction and not in arbitration, and the Parties agree that litigation of those claims shall be severed and stayed pending the outcome of any individual claims in arbitration.

6.Other Provisions
This is the complete agreement between the Company and me about the arbitration of claims. This Agreement supersedes and replaces any prior or current oral or written understandings or discussions on the subject. Neither of us is relying on any representations, oral or written, about the outcome, enforceability or meaning of this Agreement, except as specifically set forth herein.
This Agreement does not in any way alter the “at-will” status of my employment. If there is ever a written employment agreement between us, this Agreement shall apply to and be deemed part of the employment agreement unless the agreement specifically states that this Agreement does not apply.
If and to the fullest extent applicable law permits, all evidence, documents, testimony and arbitration proceedings, including the award, shall be confidential and may be disclosed only to the Parties, their attorneys and professional advisors (such as accountants and insurers), experts, the arbitrator and arbitration witnesses, except to the extent necessary to confirm the award by entry of judgment or to litigate any objection to entry of judgment on the award.
This Agreement shall remain in full force and effect as of the Effective Date, and survives termination of my relationship with the Company.
7.Voluntary Agreement to Arbitrate/Knowing Waiver of Rights
The Company and I acknowledge that we have carefully read this Agreement and that we understand its terms. We further acknowledge that we have been given the opportunity to discuss this Agreement with our own legal counsel and have done so to the extent we felt it was necessary to do so, and also acknowledge that this Agreement was entered into voluntarily.

Accepted and Agreed:

/s/ Sarah Griffis
Signature:

Name: sarah griffis
Date: 12/02/2024

Exhibit 10.19

CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT
In consideration of my employment with Ghost Management Group, LLC (the “Company”), I hereby agree as follows:

1.Confidentiality
(a)Confidential Information. I understand and agree that in the course of my employment with the Company, I will acquire confidential information concerning the Company’s and its affiliates’ respective business operations, including without limitation financial information, financial analysis, market analysis, contracts, practices, client lists, marketing methods, business plans, pending development, development pipeline, operating and pricing strategies, cost information, vendor information, employee information, creative concepts, designs, marketing strategies, source materials, methods of doing business, discoveries, inventions, and trade secrets (collectively, “Confidential Information”).
(b)Obligation to Maintain Confidentiality. I understand and agree that Confidential Information will be divulged to me in confidence. I further understand and agree that at all times, during my work for the Company and after my work for the Company ends, I will maintain the strict confidentiality of the Confidential Information to the fullest extent permitted by law and will not disclose it, except in connection with my work for the Company, for the benefit of the Company, and with the express prior knowledge and consent of the Chief Executive Officer of the Company.
(c)Third Party Confidential Information. I understand and agree that in the course of my employment with the Company, I will receive and have access to the confidential information of certain third parties related to the Company, including but not limited to business partners, contractors, customers, customer contact information, and pricing and product purchase history related to such customers (collectively “Third-Party Confidential Information”). I understand and agree that both I and the Company have duties to protect and maintain the confidentiality of Third- Party Confidential Information. I understand and agree that any Third Party Confidential Information will be divulged to me in confidence and understand and agree that at all times, during my work for the Company and after my work for the Company ends, I will keep such Third Party Confidential Information secret and confidential and will not disclose it, except in connection with my work for the company and for the benefit of the Company.
(d)Notice Required to Protect Confidentiality. In order to protect the confidentiality of the Confidential Information and Third Party Confidential Information, I agree (i) to provide twenty
(20) business days’ advance written notice to the Company to the attention of the Chief Executive Officer, with a copy to the Legal Department, of any proposed disclosure of Company or third party documents or information so that the Company can assess and determine whether the information or documents proposed to be disclosed constitute Confidential Information or Third Party Confidential Information and (ii) to maintain such information and documents in confidence until the Company’s determination. I agree that in the event the Company, in its sole discretion, determines such information constitutes Confidential Information or Third-Party Confidential Information, I am prohibited from disclosing any such Confidential Information or Third-Party Confidential Information as set forth in subsections 1(b) and 1(c) of this Agreement. I further understand and agree that I will not make any disclosure of Company or third-party documents or information until I receive written notice from the Company that such documents or information has been approved for public disclosure by the Company.
(e)Return of Company Property. I am aware that pursuant to California Labor Code § 2860, “everything which an employee acquires by virtue of his employment, except the

Exhibit 10.19

compensation which is due to him from his employer, belongs to the employer.” I understand that this means that all Company property, including physical property, documents, and Confidential Information or Third-Party Confidential Information that I receive or create during my employment with the Company, belongs to the Company. I understand and agree that I have a duty and a responsibility to return all such property upon termination of my employment with the Company. I therefore agree that, pursuant to that duty, upon termination of my work for the Company, or at any other time upon the Company’s request, I will promptly deliver to the Company all such property, documents, Confidential Information, and Third-Party Confidential Information.
(f)Limitations. Notwithstanding the foregoing, the definition of “Confidential Information” as well as the obligations to maintain such Confidential Information as set forth in Section 1(b) of this Agreement, shall be construed in a manner to be consistent with California Business and Professions Code § 16600 (or any similar law of any other state), which provides:

“(a) Except as provided in this chapter, every contract by which anyone is restrained from engaging in a lawful profession, trade, or business of any kind is to that extent void.
(b)(1) This section shall be read broadly, in accordance with Edwards v. Arthur Andersen LLP (2008) 44 Cal.4th 937, to void the application of any noncompete agreement in an employment context, or any noncompete clause in an employment contract, no matter how narrowly tailored, that does not satisfy an exception in this chapter.
(2) This subdivision does not constitute a change in, but is declaratory of, existing law.
(c)This section shall not be limited to contracts where the person being restrained from engaging in a lawful profession, trade, or business is a party to the contract.”
2.Inventions
(a)Ownership. If at any time during my employment, whether or not during regular working hours, I, either alone or with others, make, conceive, create, discover, invent, develop, improve, add to, or reduce to practice any invention, modification, discovery, drawing, design, concept, idea, specification, development, audiovisual work, pictorial, graphic work, sound recording, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, trade name, domain name, logos and get-up, computer data, databases, applications for registration, renewals and extensions in relation to any of the above, or any intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes), and all intangible rights and privileges of a nature similar, analogous or allied to any of the above in any part of the world (herein called “Inventions”) that: (i) relate to the present or planned business of the Company or its affiliates or any of the products or services being developed, manufactured or sold by the Company or its affiliates, or which may be used in relation therewith during the term of my employment; (ii) result from responsibilities assigned to me by the Company; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or any of its affiliates, such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.
(b)Assignment and Waiver of Moral Rights. I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Inventions and benefits

Exhibit 10.19

and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. Notwithstanding the above, to the extent that the Inventions do not belong to the Company, then to the fullest extent permitted by the law, I shall assign to the Company, by way of present assignment of future rights in respect of rights not yet created, the Inventions and hold in trust for the benefit of the Company the ownership of the Inventions until they belong entirely to the Company. In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company:
(i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Inventions, and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to the Inventions, even after termination of my employment with the Company. For the purposes of this Agreement, “Moral Rights” mean any rights to claim authorship of the Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
(c)Further Assistance. I will, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require for giving full effect to this Section 2 and securing to the Company or its assignee the full benefits of the rights, power, privileges and remedies conferred on the Company by this Section 2 to the fullest extent permitted by the law, including but not limited to: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and, when so obtained or vested, to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection. In the event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to the Inventions, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to give full effect to this Section 2, including furthering the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me. In addition, I will not do anything, whether by omission or commission, during or after my employment, to affect or imperil the validity of Inventions owned or used by the Company and its related entities.
(d)Limitations. Notwithstanding the foregoing, any provision in this Agreement requiring me to assign my rights shall not apply to an Invention that qualifies fully under the provisions of California Labor Code § 2870 (or any similar law of any other state), which provides:
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the

Exhibit 10.19

employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or Work Product of the employer; or
(2)Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”
During my employment, I agree to disclose promptly to the Company all of my Inventions, made solely or jointly with others, even if I believe that an Invention falls within the provisions of California Labor Code § 2870. If I believe that the Invention falls within California Labor Code § 2870, I further agree, at the time of disclosure, to provide a written notice to the Company indicating such belief. Failure to provide such written notice shall be construed as an admission that all rights in the Invention belong to the Company.
(e)Exceptions. In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and reduced to practice prior to the date hereof and that are, accordingly, excepted from the provisions of this Section 2. If no items are listed on Schedule A, I represent that I have no such inventions or materials at the time of signing this Agreement. Notwithstanding the foregoing, I shall not include or incorporate any elements from any patentable inventions or copyrightable materials listed on Schedule A into any Company works and, to the extent that I do, I agree the Company shall be permitted to use such elements royalty and fee free in perpetuity without payment of any license or fee to me or to any third party.

3.Non-Disparagement
I agree that during my employment with the Company and for a period of one (1) year thereafter, not to make any disloyal, reckless, or maliciously untrue comments (whether verbally or in writing) to any third party concerning the Company or any of its affiliates or any of the foregoing persons’ or entities’ current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, and successors-in- interest. The foregoing shall not apply to the extent contemplated in Section 7 of this Agreement.

4.Representations and Warranties
(a)Other Agreements. I hereby represent and warrant that, except as I have disclosed in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my work for the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.
(b)Others’ Confidential Information. I hereby represent and warrant that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my work for the Company, and I will not disclose to

Exhibit 10.19

the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.
(c)Original Work. I hereby represent and warrant that all of the product resulting from my work for the Company will be original (other than work product that is derived from the work product of others, which is clearly such or that I identify as such), and will not infringe the rights of any third party, including, without limitation, intellectual property rights, such as rights pertaining to patents, trademarks, copyrights and trade secrets.

5.Other Obligations
I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to take all action necessary to discharge the obligations of the Company under such agreements, to the extent the Company makes such obligations known to me.

6.Employment At Will
I understand that this Agreement does not constitute a contract of employment and does not imply that my employment will continue for any period of time. I acknowledge that I am an “at-will” employee, and that the Company has the right to terminate my employment at any time with or without cause, with two weeks’ notice. I also have the right, if I so choose, to terminate my employment at any time, with two weeks’ notice.

7.Protected Activities
I understand that nothing in this Agreement prevents me from: (i) discussing or disclosing information about unlawful acts in the workplace, including, but not limited to, harassment or discrimination or any other conduct that I have reason to believe is unlawful; (ii) engaging in any activity protected by the National Labor Relations Act; (iii) making a report to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934; or (iv) making any other disclosures permitted by federal, state, and/or local laws to governmental regulatory or law enforcement agencies without notice to or approval from the Company.

8.Miscellaneous
(a)Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
(b)Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company.
(c)Successors and Assigns. This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.
(d)Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
(e)Transfers. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

Exhibit 10.19

(f)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, other than those relating to the choice of law provisions.
(g)Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company, and I consider them to be reasonable for such purpose. I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon a showing by the Company that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of the Company’s trade secrets.
(h)Narrow Construction Where Necessary. I agree that if any one or more of the provisions of this Agreement will for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
(i)Termination Certificate. If requested to do so by the Company, I agree to sign a termination certificate in which I confirm that I have complied with and will continue to comply with the requirements of this Agreement and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my work for the Company. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a termination certificate. I further agree that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

Employee:
Date: 12/02/2024              /s/ Sarah Griffis
Signature

sarah griffis
Printed Name

Exhibit 10.19

SCHEDULE A
(Please type or print legibly. Attach additional sheets if necessary to provide a complete description. If you have nothing to disclose, type or print “None” below.)
N/A